Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2015 FOURTH QUARTER FINANCIAL RESULTS

Q4 2015 OVERVIEW
•	Revenue increased by 12% to $14.2 million from $12.7 million in Q4 2014.
•	Gross profit rose by 29% to $4.5 million, or 31.4% of revenue, from $3.5 million, or 27.3% or revenue, in Q4 2014.
•	Selling, general and administrative expenses declined by 27%, a $1.2 million improvement from Q4 2014.
•	Operating income totaled $1.0 million, a significant turnaround compared to an operating loss of $1.5 million in Q4 2014 and GSE's first quarter of positive operating income since Q3 2012.
•	Adjusted EBITDA increased to $1.5 million, versus an adjusted EBITDA loss of $0.7 million in Q4 2014.
•	Net income equaled $0.9 million, or $0.05 per diluted share, compared to a net loss of $1.4 million, or $(0.08) per diluted share, in Q4 2014.
•	Company-wide cost-reduction program largely implemented; continued to invest in resources for growth, including the appointment of Dr. Bahram Meyssami as Chief Technology Officer in December 2015.
At December 31, 2015
•	Cash and equivalents of $14.6 million, or $0.82 per diluted share, including $3.6 million of restricted cash.
•	Working capital of $8.7 million and current ratio of 1.4x.
•	$0 long-term debt.
•	Backlog of $47.9 million as of December 31, 2015, compared to $49.7 million at December 31, 2014.

Sykesville, MD – March 15, 2016 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the world leader in real-time high-fidelity simulation systems and training solutions to the power and process industries, today announced financial results for the fourth quarter ("Q4") ended December 31, 2015.

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "We concluded 2015 on a very strong note, recording GSE's first quarter of positive operating income and net earnings since the third quarter of 2012.  Our Q4 2015 financial results directly reflect our team's efforts to reduce costs, improve business processes and enhance productivity levels across the entire company.  We have made significant progress executing our turnaround plan, yet still have more to do to create a best in class technology enabled software and service company focused on primarily the global nuclear power industry."

Mr. Loudermilk continued, "Now that we have an appropriate, streamlined cost structure in place, and have staffed most of our critical senior leadership positions, our focus turns to the next phase of our strategic plan: reinvigorating GSE's growth.  As we move forward, we are optimistic that we will continue to add critical hires where needed to affect our growth, including growing our backlog.  I remain optimistic about the business opportunities in front of us, not only in our existing businesses, but also in adjacent markets.  In 2016 we expect to provide additional details on new elements of our growth strategy, including initiatives that support a more diversified, recurring revenue base.  I am confident that as we continue to successfully execute our strategy, we will increase cash flow, improve GSE's strong balance sheet, grow our backlog, and enhance shareholder value."

Q4 2015 RESULTS
Certain prior year amounts for the fourth quarter and full year 2014, as presented in this press release, reflect revisions to adjust revenue recognition related to software, maintenance, and services contracts, which were deemed to be immaterial to both prior and current periods for our EnVision products.   Please refer to Note 2 Summary of Significant Accounting Policies in the Company's Form 10-K to be filed by March 30, 2016, for a full discussion of these revisions.
Q4 2015 revenue increased by 12% to $14.2 million from $12.7 million in Q4 2014, reflecting $1.8 million of incremental Nuclear Industry Training and Consulting revenue, slightly offset by a 4% decrease in Performance Improvement Solutions revenue.
(in thousands)	Three Months ended December 31,		Twelve Months ended December 31,
Contract Revenue:	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(audited)
Performance Improvement Solutions	$10,163	$10,458	$37,074	$35,281
Nuclear Industry Training and Consulting	4,051	2,255	19,729	2,255
Total Contract Revenue	$14,214	$12,713	$56,803	$37,536

Performance Improvement Solutions orders totaled $9.3 million in Q4 2015 compared to $10.8 million in Q4 2014.  Nuclear Industry Training and Consulting orders totaled $4.6 million in Q4 2015 compared to $2.3 million in Q4 2014.

Q4 2015 gross profit grew by 29% to $4.5 million, or 31.4% of revenue, from $3.5 million, or 27.3% or revenue, in Q4 2014.

(in thousands)	Three Months ended December 31,				Twelve Months ended December 31,
Gross Profit:	2015	%	2014	%	2015	%	2014	%
	(unaudited)		(unaudited)		(unaudited)		(audited)
Performance Improvement Solutions	$3,838	37.8%	$3,246	31.0%	$11,995	32.4%	$10,572	30.0%
Nuclear Industry Training and Consulting	619	15.3%	220	9.8%	2,402	12.2%	220	9.8%
Total	4,457	31.4%	3,466	27.3%	14,397	25.3%	10,792	28.8%
Less: Write-down of Capitalized Software Development Costs	-	-	-	-	1,538	2.7%	-	-
Consolidated Gross Profit	$4,457	31.4%	$3,466	27.3%	$12,859	22.6%	$10,792	28.8%

Performance Improvement Solutions gross profit for Q4 2015 was $3.8 million, or 37.8% gross margin, up from $3.2 million, or 31.0% gross margin, in Q4 2014. Nuclear Industry Training and Consulting gross profit for Q4 2015 was $0.6 million, or 15.3% gross margin, up from $0.2 million, or 9.8% gross margin, in Q4 2014 driven by a focus on winning higher margin projects.

Selling, general & administrative expenses in Q4 2015 decreased by 27% to $3.2 million, or 22.4% of revenue, from $4.4 million, or 34.4% of revenue, in Q4 2014.  The year-over-year improvement in SG&A expense reflected improvements in the Company's business processes, cost reductions, and enhanced productivity levels.

Operating income for Q4 2015 was $1.0 million compared to an operating loss of $1.5 million in Q4 2014.

Net income for Q4 2015 was $0.9 million, or $0.05 per basic and diluted share, compared to a net loss of $1.4 million, or $(0.08) per basic and diluted share, in Q4 2014.

EBITDA (Earnings before interest, taxes, depreciation and amortization) for Q4 2015 was $1.3 million compared to an EBITDA loss of $1.2 million in Q4 2014.

Adjusted EBITDA, which excludes loss from the change in fair value of contingent consideration, and restructuring charges, totaled $1.5 million in Q4 2015 compared to an adjusted EBITDA loss of $0.7 million in Q4 2014.

Backlog at December 31, 2015 was $47.9 million, compared to $49.7 million at December 31, 2014.  Backlog at December 31, 2015 included $41.9 million of Performance Improvement Solutions backlog and $6.0 million of Hyperspring backlog.

GSE's cash position at December 31, 2015 was $11.1 million, excluding $3.6 million of restricted cash, as compared to $13.6 million, excluding $4.2 million of restricted cash, at December 31, 2014.  The decline in cash at December 31, 2015 from December 31, 2014 is primarily due to: (i) the payment of $0.5 million and $1.2 million in contingent consideration for the acquisitions of EnVision Systems, Inc. and Hyperspring LLC, respectively,  (ii) $1.9 million of capital expenditures and capitalized software development, and (iii) $0.3 million to pay down the outstanding balance of Hyperspring's line of credit, partially offset by approximately $0.7 million in releases of cash as collateral under letters of credit, and approximately $1.0 million generated by changes in various working capital items.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q4 results and other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=174676

For those who cannot listen to the live broadcast, an online webcast replay will be available through June 15, 2016 at www.gses.com or via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=174676

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is the world leader in real-time high-fidelity simulation and training solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has approximately 300 employees, over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Interim Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2015	2014[1]	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(audited)

Contract revenue	$14,214	$12,713	$56,803	$37,536
Cost of revenue	9,757	9,247	42,406	26,744
Write-down of capitalized software development costs	-	-	1,538	-

Gross profit	4,457	3,466	12,859	10,792

Selling, general and administrative	3,186	4,367	14,217	16,306
Restructuring charges	45	381	1,791	1,264
Depreciation	110	132	493	545
Amortization of definited-lived intangible assets	124	85	494	193
Operating expenses	3,465	4,965	16,995	18,308

Operating income (loss)	992	(1,499)	(4,136)	(7,516)

Interest income, net	21	40	88	143
Gain (loss) on derivative instruments, net	19	31	(40)	209
Other income (expense), net	89	8	(146)	1

Income (loss) before income taxes	1,121	(1,420)	(4,234)	(7,163)

Provision for income taxes	260	4	471	166

Net income (loss)	$861	$(1,424)	$(4,705)	$(7,329)

Basic income (loss) per common share	$0.05	$(0.08)	$(0.26)	$(0.41)
Diluted income (loss) per common share	$0.05	$(0.08)	$(0.26)	$(0.41)

Weighted average shares outstanding - Basic	17,901,414	17,892,450	17,892,891	17,887,859
Weighted average shares outstanding - Diluted	17,902,489	17,892,450	17,892,891	17,887,859

[1] Certain prior year amounts for the fourth quarter and full year 2014, as presented in this press release, reflect revisions to adjust revenue recognition related to software, maintenance, and services contracts, which were deemed to be immaterial to both prior and current periods for our EnVision products.

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)

	(unaudited)	(audited)
	December 31, 2015	December 31, 2014

Cash and cash equivalents	$11,084	$13,583
Restricted cash – current	1,771	613
Current assets	28,414	31,958
Long-term restricted cash	1,779	3,591
Total assets	39,371	46,228

Current liabilities	$19,708	$21,504
Long-term liabilities	1,295	1,986
Stockholders' equity	18,368	22,738

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	(unaudited)
	Three Months ended
	December 31,
	2015	2014
Net income (loss)	$861	$(1,424)
Interest income, net	(21)	(40)
Provision for income taxes	260	4
Depreciation and amortization	234	217
EBITDA	$1,334	$(1,243)
Loss from the change in fair value of contingent consideration	110	160
Restructuring charges	45	381
Adjusted EBITDA	$1,489	$(702)